Exhibit 10.35

Beijing Happy Time Technology Development Co., Ltd.-Supplementary Agreement

Party A: Beijing Happy Time Technology Development Co., Ltd.

Party B: Zhima Credit Management Co., Ltd.

Party C: Ganzhou Happy Fenqi Technology Co., Ltd.

Considering that Party A and Party C are affiliated to one and the same group company and due to the needs for management of group business, now it is required that the rights and obligations (including the fee-related rights and obligations) of Party A under all kinds of contracts, including Zhima Credit Services Contract, that have been executed by Party A and Party B, and all contracts or agreements to be executed by Party A and Party B in the future, shall be transferred to Party C, i.e., Party C shall use the services provided by Party B as the service receiver or cooperate with Party B as the business partner. In view of the above, Party A, Party B and Party C reach the following agreement upon negotiation:

I.	Party B agrees that the rights and obligations of Party A under all contracts or agreements that have been executed and remain in effect and that will be executed and take effect in the future shall be transferred to Party C as of July 1, 2016. As from the aforementioned date, the rights that have been exercised shall not be exercised again, but the obligations that have not been performed shall be continuously performed by Party C, including the fee payment obligation.

II.	Meanwhile, in order to promote the smooth progress of service supply or business cooperation and ensure the persistence and continuity of the service supply and business cooperation, Party C designates Party A as the specific implementation party who shall continue to follow up technical joint debugging, use of inquired information, information feedback, objection support and other relevant matters, till termination of all relevant contracts.

III.	Party C, as the actual service receiver or the business partner, agrees to assume relevant payment obligations of all the fees incurred by Party A as a specific implementation party in the use of Party B’s service interface or in the course of cooperation with Party B, and all the fees incurred but unsettled or unpaid and all the fees that may be incurred in the future shall be uniformly settled by Party C.

IV.	Party B agrees that Party C, as the actual service receiver or the business partner, shall make payment of relevant fees to Party B in accordance with the clauses concerning fee settlement as set forth in all agreements or contracts executed by Party A and Party B. Party B shall thereby issue the VAT special invoice with equal value to Party C.

V.	If Party C subsequently refuses or delays payment of relevant fees, or Party A refuses to perform relevant connection and cooperation matters as the specific implementation party, Party A and Party C agree to be jointly and severally liable for payment of service fees and other liability for breach to Party B, that is to say, Party B shall have the right to request either Party A or Party C to continue the performance of relevant agreements, including payment of all relevant fees.

VI.	This Supplementary Agreement shall take effect on the date when the Parties affix seals hereon, and the clauses of fee settlement shall be subject to those stipulated in Zhima Credit Services Contract executed by Party A and Party B. This Supplementary Agreement shall be executed in four counterparts, Party A and Party C shall each hold one counterpart and Party B shall hold two counterparts.

Party A: (Seal)

Date: August 9, 2016

Party B: (Seal)

Date: August 16, 2016

Party C: (Seal)

Date: August 9, 2016